    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 1997



                                                      REGISTRATION NO. 333-36227

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 POST-EFFECTIVE


                               AMENDMENT NO. 1 TO

                                  FORM S-8/S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Including registration of shares for resale by means of a Form S-3 Prospectus)
                             ---------------------
                             J.D. EDWARDS & COMPANY
               (Exact name of issuer as specified in its charter)
                             ---------------------

                 DELAWARE                                   84-0728700
         (State of Incorporation)            (I.R.S. Employer Identification Number)

                               ONE TECHNOLOGY WAY
                             DENVER, COLORADO 80237
                                 (303) 334-4000
   (Address, including zip code, and telephone number including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                        1992 INCENTIVE STOCK OPTION PLAN
                      1992 NONQUALIFIED STOCK OPTION PLAN
                           1997 EQUITY INCENTIVE PLAN
                       1997 EMPLOYEE STOCK PURCHASE PLAN
            1997 EMPLOYEE STOCK PURCHASE PLAN FOR NON-U.S. EMPLOYEES
                           (Full title of the plans)
                             ---------------------
                           RICHARD G. SNOW, JR., ESQ.
                             J.D. EDWARDS & COMPANY
                               ONE TECHNOLOGY WAY
                             DENVER, COLORADO 80237
                                 (303) 334-4000
(Name, address, including zip code and telephone number, including area code, of agent for service)
                             ---------------------
                                    COPY TO:

                            HERBERT P. FOCKLER, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

                        CALCULATION OF REGISTRATION FEE


=============================================================================================================================
                                                                               PROPOSED          PROPOSED
                                                                               MAXIMUM           MAXIMUM          AMOUNT OF
                 TITLE OF SECURITIES                      AMOUNT TO BE      OFFERING PRICE      AGGREGATE        REGISTRATION
                   TO BE REGISTERED                        REGISTERED         PER SHARE       OFFERING PRICE         FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value
  -- To be issued under the 1992 Incentive Stock
     Option Plan......................................  12,851,013 shares      $  4.85         $ 62,327,413        $ 18,888(1)
  -- To be issued under the 1992 Nonqualified Stock
     Option Plan......................................   8,932,700 shares         4.11           36,713,397          11,126(1)
  -- Issued under the 1992 Incentive Stock Option
     Plan.............................................     145,747 shares        23.00            3,352,181           1,016(1)
  -- Additional Shares Issued under the 1992 Incentive
     Stock Option Plan (the "Additional Shares")......      10,500 shares      33.1875(2)           348,469(2)          103
  -- To be issued under the 1997 Equity Incentive
     Plan.............................................  10,000,000 shares        23.00          230,000,000          69,697(1)
  -- To be issued under the 1997 Employee Stock
     Purchase Plan and the 1997 Employee Stock
     Purchase Plan for Non-U.S. Employees.............   2,000,000 shares        19.55           39,100,000          11,849(1)
                                                        -----------------                      ------------        --------
         TOTAL........................................  33,939,960 shares                      $371,841,460        $112,679(3)
=============================================================================================================================



(1) This registration fee was previously paid.



(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average between the high and low price reported in the Nasdaq National Market on December 2, 1997, which average was $33.1875.



(3) The registration fee of $112,576 was previously paid; the balance of $103 is being paid herewith.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


This Registration Statement relates to (i) 33,783,713 shares of Common Stock to be issued in the future upon the exercise of options or the purchase of stock under the Company's employee benefit plans and (ii) the resale of 156,247 shares of Common Stock previously issued under the Company's employee benefit plans.

PROSPECTUS


                                 156,247 SHARES


                             J.D. EDWARDS & COMPANY

                                  COMMON STOCK
                             ---------------------

     This Prospectus relates to 156,247 shares of the Common Stock (the "Shares") of J.D. Edwards & Company (the "Company"), which may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders") for their own accounts. The Company will receive no part of the proceeds from sales made hereunder. The Shares were acquired by the Selling Stockholders pursuant to the Company's employee benefit plans. The Shares may be offered by the Selling Stockholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by the Company in connection with the registration and offering that are not borne by the Selling Stockholders will be borne by the Company. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.



     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "JDEC." On December 5, 1997, the last sale price of the Company's Common Stock was $34.75 per share.


                             ---------------------

     SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

     The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------


                The date of this Prospectus is December 8, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-8/S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission are hereby incorporated by reference in this Prospectus:

          (1) The Company's Registration Statement on Form S-1 (Registration No. 333-30701) under the Securities Act, in the form declared effective on September 23, 1997, including the Prospectus dated September 23, 1997 as filed by the Company pursuant to Rule 424(b) on September 24, 1997.

          (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed September 19, 1997 pursuant to Section 12(g) of the Exchange Act and declared effective September 23, 1997.

          All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such reports and other documents.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Richard G. Snow, Jr., Esq., General Counsel, J.D. Edwards & Company, One Technology Way, Denver, Colorado, 80237. The Company's telephone number at that location is (303) 334-4000.

                                  THE COMPANY

     J.D. Edwards develops, markets and supports highly functional Enterprise Resource Planning ("ERP") software solutions that operate on multiple computing platforms and are designed to accelerate customers' time to benefit, lower customers' costs of ownership and reduce information systems risks arising from changes in technology and business practices. The Company's integrated software application suites support manufacturing, finance, distribution/logistics and human resources operations for multi-site and multinational organizations. Through its Configurable Network Computing ("CNC") architecture, the Company's ERP software is specifically designed to enable customers to change technology and/or business practices while minimizing costs and business interruptions. The Company provides implementation, training and support services designed to enable customers to rapidly achieve the benefits of the Company's ERP solutions. The Company has developed and marketed ERP solutions for over 20 years, principally for operation on the IBM AS/400 platform and other IBM mid-range systems and, more recently, on leading UNIX and Windows NT servers through Windows- and Internet browser-enabled desktop clients. The Company was incorporated in Colorado in March 1977 and was reincorporated in Delaware in August 1997. The Company's principal executive office is located at One Technology Way, Denver, Colorado 80237, and its telephone number at this location is (303) 334-4000.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated herein by reference contain forward-looking statements that are based on current expectations, estimates and projections about the Company's industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those set forth herein under "Risk Factors," as well as those noted in the documents incorporated herein by reference. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     The Shares offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully, in addition to the other information contained in the documents incorporated by reference herein, before purchasing the Common Stock offered hereby:

     Variability of Quarterly Operating Results; Seasonality. The Company's quarterly operating results have fluctuated significantly in the past, and will likely continue to fluctuate in the future, as a result of a number of factors, many of which are outside the Company's control. These factors include the demand for the Company's software products and services; the size and timing of specific sales; the level of product and price competition that the Company encounters; the length of sales cycles; the timing of new product introductions and product enhancements by the Company or its competitors; market acceptance of new products; changes in pricing policies by the Company or its competitors; the Company's ability to hire sales and consulting personnel to meet the demand, if any, for implementations of the OneWorld version of its application suites; the Company's ability to establish and maintain relationships with third-party implementation providers; the Company's ability to establish and maintain relationships with hardware and software suppliers; the announcement of new hardware platforms that cause delay of customer purchases; variations in the length of the implementation process for the Company's software products; the Company's ability to complete fixed-price consulting contracts on budget; the mix of products and services sold; the mix of distribution channels through which products are sold; the mix of international and domestic revenue; changes in the Company's sales incentives; changes in the renewal rate of support agreements; product life cycles; software defects and other product quality problems; seasonality of technology purchases; personnel changes; changes in the Company's strategy; the activities of competitors; the extent of industry consolidation; expansion of the Company's international operations; general domestic and international economic and political conditions; and budgeting cycles of the Company's customers. The timing of large individual sales has been difficult for the Company to predict, and large individual sales have, in some cases, occurred in quarters subsequent to those anticipated by the Company. There can be no assurance that the loss or deferral of one or more significant sales would not have a material adverse effect on the Company's quarterly operating results.

     The Company's software products are typically shipped when orders are received, and consequently, license backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenue. As a result, license fee revenue in any quarter is difficult to forecast because it is substantially dependent on orders booked and shipped in that quarter. Moreover, the Company typically recognizes a substantial amount of its revenue in the last month of the quarter, frequently in the last week or even days of the quarter. Since the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed in the near term, any shortfall from anticipated revenue or any delay in the recognition of revenue could result in significant variations in operating results from quarter to quarter. Quarterly license fee revenue is also difficult to forecast because the Company's sales cycles, from initial evaluation to delivery of software, vary substantially from customer to customer. If revenue falls below the Company's expectations in a particular quarter, the Company's operating results could be materially adversely affected. See "-- Lengthy Sales Cycle."

     The Company has experienced, and is expected to continue to experience, a high degree of seasonality, with a disproportionately greater amount of the Company's revenue for any fiscal year being recognized in its fourth fiscal quarter and an even greater proportion of net income being recognized in such quarter. For example, in fiscal 1996, 32% of total revenue, 39% of license fee revenue, 28% of service revenue and 67% of net income were recognized in the fourth fiscal quarter. In addition, because the Company's operating expenses are relatively fixed in the near term, the Company's operating margins have historically been significantly higher in its fourth fiscal quarter than in its other quarters. The Company believes that such seasonality is primarily the result of the efforts of the Company's direct sales force to meet or exceed fiscal year-end sales quotas and the tendency of certain customers to finalize sales contracts at or near the Company's fiscal year end. Because revenue, operating margins and net income are greater in the fourth quarter, any shortfall from anticipated revenue, particularly license fee revenue, in the fourth quarter would have a disproportionately large adverse effect on the Company's operating results for the fiscal year. In addition, the Company's total revenue, license fee revenue, service revenue and net income in its first fiscal quarter have historically been lower than those in the immediately preceding fourth quarter. For example, total revenue, license fee revenue, service revenue and net income in the first quarter of fiscal 1997 decreased 20%, 41%, 3% and 87%, respectively, from the fourth quarter of fiscal 1996. The Company's first quarter revenue has historically slowed during the holiday season in November and December.

     Based on all of the foregoing, the Company believes that future revenue, expenses and operating results are likely to vary significantly from quarter to quarter. As a result, quarter-to-quarter comparisons of operating results are not necessarily meaningful or indicative of future performance. Furthermore, the Company believes it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail, or are perceived to prevail, with respect to the Company's business or generally, the market price of the Company's Common Stock would likely be materially adversely affected.

     Limited Deployment of OneWorld Version; Entering New Markets. The Company first shipped the OneWorld version of its application suites in late calendar 1996. The Company's future revenue growth is substantially dependent upon the market acceptance of these OneWorld application suites and the ability of the Company to license OneWorld application suites to new customers who are not currently users of the Company's WorldSoftware. The Company does not expect to generate substantial OneWorld license fee revenue from its existing installed base of WorldSoftware users. The Company expects that it will take a longer time to implement the OneWorld version of its application suites than it takes to implement the WorldSoftware version, which typically takes six to 18 months. To date, only a limited number of the Company's customers have licensed the OneWorld version of its application suites, and, due to the lengthy implementation process, only a few have completed implementation of some or all of the licensed OneWorld applications suites. Potential and existing customers may find it difficult, or be unable, to successfully implement OneWorld application suites, or may not purchase OneWorld application suites for a number of reasons, including a lack of implementation experience by the Company or its third-party implementation providers in complex multi-platform environments; a customer's lack of the necessary hardware, software or networking infrastructure; an absence of required functionality in OneWorld application suites; excessive time and cost of implementation; the failure of the OneWorld version to be competitive with other products on the market; defects or "bugs" in OneWorld application suites; and a failure to meet customer expectations. In addition, because the Company is using OneWorld application suites to target potential customers in new markets, the Company must overcome certain significant obstacles, including new competitors who have significantly more experience and name recognition with open systems customers, implementations and platforms; the Company's limited relationships with third-party implementation providers; the limited experience of the Company's sales and consulting personnel in the open systems environment; and the Company's limited existing reference accounts in the open systems market. If, for any reason, the Company is unable to successfully sell or implement OneWorld in the UNIX or Windows NT ("NT") markets, the Company's reputation would be damaged, and such failure would have a material adverse effect on the Company's business, operating results and financial condition. Moreover, if the Company fails to meet the expectations of market analysts or investors with regard to sales or implementations of OneWorld application suites, the market price of the Company's Common Stock would likely be materially adversely affected.

     Dependence on IBM AS/400 Platform. Although the Company has recently released the OneWorld version of its application suites to run on leading UNIX and NT servers, the Company is and, for an extended period, expects to remain substantially dependent upon the market for software products for the IBM AS/400 platform. All of the Company's revenue in fiscal 1994, 1995 and 1996 and substantially all of the Company's revenue for the first nine months of fiscal 1997 was derived from its software products and related services for the AS/400 market. The market for the AS/400 platform is expected to grow at a minimal rate; however, there can be no assurance that the AS/400 market will grow at all in the future. Similarly, there can be no assurance that AS/400 customers or prospective customers will respond favorably to the Company's future or enhanced software products or that the Company will continue to be successful in selling its software products or services in the AS/400 market. The Company's future growth will depend in part on its ability to gain market share in the AS/400 market; however, there can be no assurance that the Company will be able to achieve any such market share gains or maintain its current market share. Moreover, the Company's goal of gaining market share in the AS/400 market will be more difficult to achieve since the Company is also focusing on the UNIX and NT markets. See
"-- Management of Growth; Need for Additional Qualified Personnel." If the Company's AS/400 installed customer base erodes, resulting in a decline in recurring support and other service revenue, the Company's business, operating results and financial condition will be materially adversely affected.

     Competition. The market for Enterprise Resource Planning ("ERP") software solutions is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are designed and marketed for the AS/400 market and, more recently, for leading UNIX and NT servers. The Company's primary competition comes from a large number of independent software vendors including: (i) companies offering products that run on the AS/400 platform and other mid-range computers, including System Software Associates, Inc., Marcam Corporation, Infinium Software, Inc. (formerly Software 2000) and JBA Holdings plc; (ii) companies offering products that run on UNIX or NT servers in a client/server environment, such as SAP Aktiengesellschaft ("SAP"), Baan Company N.V. ("Baan"), PeopleSoft, Inc. ("PeopleSoft") and Oracle Corporation ("Oracle"); and (iii) companies offering either standard or fully customized products that run on mainframe computer systems, such as SAP. Additionally, the Company faces indirect competition from suppliers of custom-developed business application software that focus mainly on proprietary mainframe and mid-range computer-based systems, such as systems consulting groups of major accounting firms, and from IT departments of potential customers that develop systems internally. The Company's competitors currently offer products that run on the AS/400 platform and/or UNIX and NT servers or have announced their intent to introduce such products in the near future. As a result, the Company will experience increased competition. There can be no assurance that the Company will be able to successfully compete with new or existing competitors or that such competition will not have a material adverse effect on the Company's business, operating results or financial condition.

     Many of the Company's competitors, and SAP and Oracle in particular, have significantly greater financial, technical, marketing and other resources than the Company, as well as wider name recognition and larger installed customer bases. Moreover, the Company has traditionally competed only in the AS/400 market, which primarily consists of mid-sized organizations, and has only recently entered the UNIX and NT markets. In contrast, each of SAP, Baan, PeopleSoft and Oracle has significantly more experience with UNIX and NT implementations and platforms, name recognition with potential UNIX and NT customers, and reference accounts with UNIX and NT customers. Accordingly, such competitors have significantly more customers in the UNIX and NT markets to use as references when competing against the Company. Additionally, several of the Company's competitors have well-established relationships with current and potential customers of the Company. These relationships may prevent the Company from competing effectively in divisions or subsidiaries of such customers. Many of the Company's competitors, such as SAP, Baan, PeopleSoft and Oracle, also offer, or have announced their intention to offer, vertical applications targeted to mid-sized organizations, which market comprises a substantial portion of the Company's revenue. Further, several of the Company's competitors regularly and significantly discount prices on their products. If these competitors continue to discount or increase the amount or frequency of such discounts in response to increased competition or other factors, the Company may be required to similarly discount its products, which could have an adverse effect on the Company's margins. There can be no assurance that the Company will be able to compete successfully against any of these competitors.

     The Company relies, and expects to increase its reliance, on a number of third-party implementation providers and other customer support services, as well as for recommendations of its products during the evaluation stage of the purchase process. A number of the Company's competitors, including SAP, Baan, PeopleSoft, and Oracle, have significantly more well-established relationships with such providers and, as a result, such firms may be more likely to recommend competitors' products rather than the Company's products. Furthermore, there can be no assurance that these third parties, many of which have significantly greater financial, technical, marketing and other resources than the Company, will not market software products in competition with the Company in the future. If the Company is unable to maintain or increase the number and quality of its relationships with providers who recommend, implement or support ERP software, the Company's business, operating results and financial condition will be materially adversely affected.

     Lengthy Sales Cycle. The Company's software is generally used for division- or enterprise-wide, business-critical purposes and involves significant capital commitments by customers. Potential customers generally commit significant resources to an evaluation of available enterprise software and require the Company to expend substantial time, effort and money educating them about the value of the Company's solutions. Sales of the Company's software products require an extensive sales effort throughout a customer's organization because decisions to license such software generally involve the evaluation of the software by a significant number of customer personnel in various functional and geographic areas, each often having specific and conflicting requirements. A variety of factors, including factors over which the Company has little or no control, may cause potential customers to favor a particular supplier or to delay or forego a purchase. As a result of these or other factors, the sales cycle for the Company's products is long, typically ranging between six and 15 months. Moreover, the Company expects that the sales cycle for the recently released OneWorld version of its application suites may be longer than that of the WorldSoftware version, at least until the Company's sales force becomes familiar with the needs of customers operating on UNIX and NT servers. As a result of the length of the sales cycle for its software products, the Company's ability to forecast the timing and amount of specific sales is limited, and the delay or failure to complete one or more large license transactions could have a material adverse effect on the Company's business, operating results or financial condition and cause the Company's operating results to vary significantly from quarter to quarter. See "-- Variability of Quarterly Operating Results; Seasonality."

     Lengthy Implementation Process. The Company's software products are complex and perform or directly affect business-critical functions across many different functional and geographic areas of the enterprise. Consequently, implementation of the Company's software is a complex, lengthy process that involves a significant commitment of resources by the Company's customers and that is subject to a number of significant risks over which the Company has little or no control. The Company expects that implementation of the OneWorld version of its application suites on UNIX and NT servers is likely to be more complex and require more time than implementation on the AS/400 platform. In addition, the Company's lack of experience in implementing the OneWorld version of its application suites may contribute to the length of the implementation process. Delays in the completion of implementations of any of its application suites whether by the Company or its business partners, may result in customer dissatisfaction or damage to the Company's reputation and could have a material adverse effect on the Company's business, operating results or financial condition.

     Reliance on Third Parties and Development of Certain Relationships. The Company intends to rely primarily on third-party implementation providers for the implementation of the OneWorld version of its application suites. Although the Company has historically subcontracted a portion of its implementation services to third parties, the Company has adopted a strategy in which an increasing number of OneWorld implementations will be performed by third parties that will contract directly with the Company's customers to provide such services. Executing this strategy will require that third-party implementation providers with which the Company has existing relationships allocate additional resources to OneWorld implementations and that the Company enter into new relationships with additional third-party implementation providers to provide such services. Due to the limited resources and capacities of many third-party implementation providers and the reluctance of such providers to switch partners or enter into new relationships with additional suppliers, there can be no assurance that the Company will be able to establish or maintain relationships with third parties having sufficient resources to provide the necessary implementation services to support demand, if any, for the OneWorld version. If such resources are unavailable, the Company will be required to perform such services internally, and there can be no assurance that the Company will have sufficient resources available for such purposes. In addition, there can be no assurance that any third-party implementation provider with which the Company has, or intends to establish, such a relationship will provide the level and quality of service required to meet the needs and expectations of the Company's customers. If the Company is unable to establish and maintain effective, long-term relationships with such providers, or if such providers do not meet customer needs, the Company's business, operating results or financial condition will be materially adversely affected.

     The Company has established a number of relationships with third parties, including consulting and systems integration firms, hardware suppliers, and database, operating system and other independent software vendors, in order to enhance its sales, marketing and customer service efforts. Many of these third parties have better established relationships with one or more of the Company's competitors and may, in specific instances, select or recommend ERP software offerings of the Company's competitors rather than the Company's software. In addition, certain of these third parties, including Oracle, compete with the Company in developing and marketing ERP software applications. Competition between the Company and these third parties may cause a deterioration in or termination of such relationships, which could have a material adverse effect on the Company's business, operating results or financial condition. See
"-- Competition."

     Dependence on Service Revenue. The Company licenses software under non-cancelable license agreements and provides related services, which consist of support, training, consulting and implementation. Total revenue from license fees and services has increased from year to year. As a percentage of total revenue, service revenue has increased from 55.3% of total revenue in fiscal 1994 to 62.3% of total revenue in fiscal 1996 primarily as a result of the Company's continued emphasis on providing consulting and training services that complement its software products and increased support revenue resulting from the Company's growing installed base of customers. Furthermore, the Company has historically subcontracted a portion of its consulting and training services to third parties, and, in fiscal 1996, such subcontracted services accounted for approximately 40.0% of services revenue. However, the Company is currently pursuing a strategy of relying on third-party implementation providers to contract directly with its customers for OneWorld implementation and related services. To the extent the Company is successful in implementing this strategy and the OneWorld version of the Company's application suites achieves market acceptance in future periods, revenue from subcontracted services and total service revenue as a percentage of revenue will likely decrease. If such revenue decreases more than anticipated, the Company's operating results will be materially adversely affected. There can be no assurance that the Company will be successful in implementing its strategy or that such products will achieve market acceptance, the failure of which could have a material adverse effect on its business, operating results and financial condition.

     Management of Growth; Need for Additional Qualified Personnel. Although the Company has experienced significant revenue growth in past years, such growth is not necessarily indicative of future revenue growth. This growth has resulted in new and increased responsibilities for management personnel and has placed, and continues to place, a significant strain upon the Company's management, operating and financial resources. There can be no assurance that such strain will not have a material adverse effect on the Company's business, operating results or financial condition. The rapid growth of the Company's business has required the Company to make significant recent additions in personnel, particularly in product development and sales and marketing. The Company believes that its future operating results depend in significant part on its ability to attract and retain highly skilled technical, managerial, sales, marketing, service and support personnel. Although the Company has increased the number of its sales, services and support personnel in recent years, the Company has experienced, and expects to continue to experience, difficulty in recruiting such personnel. The Company anticipates that it will need to continue to increase the size of its direct sales, services and support personnel in future periods. If the Company is unable to hire qualified personnel on a timely basis, the Company's business, operating results and financial condition will be materially adversely affected.

     To manage its operations, the Company must continuously evaluate the adequacy of its management structure and its existing procedures, including, among others, its financial and internal controls. There can be no assurance that management will adequately anticipate all of the changing demands that growth may impose on the Company's procedures and structure. Any failure to adequately anticipate and respond to such changing demands may have a material adverse effect on the Company's business, operating results or financial condition. As a result of the Company's development and release of the OneWorld version of its application suites, a significant amount of the Company's resources has been focused on the UNIX and NT markets. To maintain a focus on the AS/400 market, as well as on the UNIX and NT markets, the Company is in the process of implementing certain internal organizational changes. If the Company's efforts to maintain a focus on both markets are unsuccessful, the Company's business, operating results and financial condition may be materially adversely affected.

     Fixed-Price Service Contracts. The Company offers a combination of ERP software, implementation and support services to its customers. Typically, the Company enters into service agreements with its customers that provide for consulting and implementation services on a "time and materials" basis. Certain customers have asked for, and the Company has from time to time entered into, fixed-price service contracts. These contracts specify certain milestones to be met by the Company regardless of actual costs incurred by the Company in fulfilling those obligations. The Company believes that fixed-price service contracts may increasingly be offered by its competitors to differentiate their product and service offerings. As a result, the Company may enter into more fixed-price contracts in the future. There can be no assurance that the Company can successfully complete these contracts on budget, and the Company's inability to do so could have a material adverse effect on its business, operating results and financial condition.

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than three years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Although the Company currently offers software products that are designed to be Year 2000 compliant, there can be no assurance that the Company's software products contain all necessary date code changes.

     The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. In addition, it is possible that certain of the Company's customers are purchasing support contracts only to ensure that they become Year 2000 compliant and that, once such customers believe they are Year 2000 compliant, they will not renew support contracts. If a significant number of the Company's customers do not renew support contracts for this or other reasons, the Company's business, operating results and financial condition would be adversely affected. Many potential customers may also choose to defer purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially stalled market sales within the industry. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including current Company customers, to reevaluate their current ERP system needs, and as a result consider switching to other systems or suppliers. Moreover, the Company believes that some customers may be purchasing the Company's products as an interim solution to their Year 2000 needs until their current suppliers reach compliance. There can be no assurance that such customers will purchase support services from the Company or that they will upgrade beyond their current version of the Company's software once their current software suppliers reach compliance. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.

     International Operations and Currency Fluctuations. International revenue as a percentage of total revenue ranged between 35% and 37% from fiscal 1994 through the first nine months of fiscal 1997, and the Company expects that revenue from international customers will continue to account for a significant portion of the Company's total revenue. The Company currently has 27 international sales offices located throughout Canada, Europe, Asia, Latin America and Africa. To service the needs of its customers with international operations, the Company and its support partners must provide worldwide product support services. One of the Company's strategies is to continue to expand its existing international operations and enter additional international markets, which will require significant management attention and financial resources. Traditionally, international operations are characterized by higher operating expenses and lower operating margins. As a result, if international revenue increases as a percentage of total revenue, operating margins may be adversely affected. Costs associated with international expansion include the establishment of additional foreign offices, the hiring of additional personnel, the localization and marketing of its products for particular foreign markets, and the development of relationships with additional international service providers. If international revenue is not adequate to offset the expense of expanding foreign operations, the Company's business, operating results or financial condition could be materially adversely affected.

     A significant portion of the Company's revenue is received in currencies other than U.S. dollars and, in the past, the Company has engaged in minimal hedging activities. As a result, the Company is subject to risks associated with foreign exchange rate fluctuations. In the first nine months of fiscal 1997 and fiscal 1996, the Company incurred foreign exchange losses of approximately $1.6 million and $1.1 million, respectively. Accordingly, due to the substantial volatility of foreign exchange rates, there can be no assurance that foreign exchange rate fluctuations will not have a material adverse effect on the Company's business, operating results or financial condition.

     The Company's international operations are subject to other risks inherent in international business activities, such as the imposition of governmental controls, export license requirements, restrictions on the export of certain technology, cultural and language difficulties associated with servicing customers, the impact of a recessionary environment in economies outside the United States, reduced protection for intellectual property rights in some countries, the potential exchange and repatriation of foreign earnings, political instability, trade restrictions, tariff changes, localization and translation of products for foreign countries, difficulties in staffing and managing international operations, difficulties in collecting accounts receivable and longer collection periods, and the impact of local economic conditions and practices. The Company's success in expanding its international business will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. There can be no assurance that these and other factors will not have a material adverse effect on the Company's business, operating results or financial condition.

     Risks Associated with New Versions and New Products; Rapid Technological Change; Risks of Software Defects. The market for the Company's products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The life cycles of the Company's software products are difficult to estimate. As a result, the Company's future success will depend, in part, upon its ability to continue to enhance existing products and develop and introduce in a timely manner new products that keep pace with technological developments, satisfy customer requirements and achieve market acceptance. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products, capabilities or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive or shorten the life cycles of the Company's products. See "-- Competition." Although the Company has addressed the need to develop new products and enhancements primarily through its internal development efforts, the Company has also addressed this need through the licensing of third-party technology. Licensing third-party technology involves numerous risks. See "-- Limited Protection of Proprietary Technology; Risks of Infringement." If the Company is unable to develop on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, the Company's business, operating results and financial condition may be materially adversely affected.

     Historically, the Company has issued significant new releases of its family of software products periodically, with interim releases issued even more frequently. As a result of the complexities inherent in software development, and in particular for multi-platform environments, and the broad functionality and performance demanded by customers for ERP products, major new product enhancements and new products can require long development and testing periods before they are commercially released. The Company has on occasion experienced significant delays in the scheduled introduction of new and enhanced products, and there can be no assurance that such delays will not be experienced in the future. The Company recently released OneWorld, the network-centric version of its application suites. Because the development of enhancements in network-centric environments is more complex than in host-centric systems, there can be no assurance that the introduction of future enhancements will not be delayed.

     Complex software products such as those offered by the Company frequently contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. The Company has in the past discovered software errors in new versions of its ERP software after their release. To date, the Company's business, operating results or financial condition have not been materially adversely affected by the release of products containing errors. There can be no assurance, however, that errors will not be found in the Company's products or that such errors will not result in delay or loss of revenue, diversion of development resources, damage to the Company's reputation, increased service and warranty costs, or impaired market acceptance of these products, any of which could result in a material adverse effect on the Company's business, operating results or financial condition.

     Dependence on Key Personnel. The Company's success depends to a significant extent upon a limited number of members of senior management and other key employees. The loss of one or more key employees could have a material adverse effect on the Company. Although the Company currently maintains key man life insurance on C. Edward McVaney, Chairman, President and Chief Executive Officer, such insurance is minimal and is not maintained on other key personnel. The Company does not have employment agreements with its executive officers. In addition, the Company believes that its future success will depend in part on its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. Competition for such personnel in the computer software industry is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on the Company's business, operating results or financial condition.

     Limited Protection of Proprietary Technology; Risks of Infringement. The Company's ability to compete is dependent in part upon its internally developed, proprietary intellectual property. Although the Company currently has no patents, it has five patent applications pending on various aspects of its application suites. In addition, the Company has applied to register the trademarks "WorldSoftware" and "OneWorld." The Company also relies on general trademark and copyright protection for its technology, although it generally does not register such intellectual property. Furthermore, the Company relies on trade secret law, confidentiality procedures and licensing arrangements to establish and protect its rights in its technology. Nevertheless, the Company believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition, customer training and reliable product support, are more essential to protect its market position. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. The Company typically enters into confidentiality or license agreements with its employees, consultants and suppliers, and typically controls access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently through reverse engineering or other means. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. Preventing or detecting unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology or that its license agreements will be enforceable. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

     The Company typically licenses its products to end users under the Company's standard license agreements, although each license is individually negotiated and may contain variations. The Company's products are licensed not only to end users, but also to independent, third-party distributors with a right to sublicense. Although the Company seeks to establish the conditions under which the Company's products are licensed by such distributors to end users, the Company cannot ensure that its distributors do not deviate from such conditions. Moreover, in order to facilitate the customization required by most of the Company's customers, the Company generally licenses its software products to end users in both object code (machine-readable) and source code (human-readable) format. Although this practice facilitates customization, making software available in source code also makes it easier for third parties to copy or modify the Company's software for non-permitted purposes.

     In the future, the Company may receive notice of claims of infringement of other parties' proprietary rights. Although the Company does not believe that its products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on the Company's business, operating results or financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing the Company from distributing certain products, which would have a material adverse effect on the Company's business, operating results and financial condition. If any claims or actions are asserted against the Company, the Company may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms or at all.

     The Company also relies on certain other technology which it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. Most notably, the Company licenses the graphical user interface to the WorldSoftware version of its application suites (which the Company markets as WorldVision). There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any of these technology licenses, particularly that for WorldVision's graphical user interface, would result in delays or reductions in product shipments until equivalent technology could be identified, licensed or developed, and integrated. Any such delays or reductions in product shipments could materially adversely affect the Company's business, operating results or financial condition. Moreover, although the Company is generally indemnified by third parties against claims that such third parties' technology infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and in some cases the geographic scope of indemnification is limited. The result is that the indemnity that the Company receives against such claims is often less broad than the indemnity that the Company provides to its customers. Even in cases in which the indemnity that the Company receives from a third-party licensor is as broad as the indemnity that the Company provides to its customers, the third-party licensors from whom the Company would be receiving indemnity are often not well-capitalized and may not be able to indemnify the Company in the event that such third-party technology infringes the proprietary rights of others. Accordingly, the Company could have substantial exposure in the event that technology licensed from a third party infringes another party's proprietary rights. The Company currently does not have any liability insurance to protect against the risk that licensed third-party technology infringes the proprietary rights of others. There can be no assurance that infringement or invalidity claims arising from the incorporation of third-party technology, and claims for indemnification from the Company's customers resulting from such infringement claims, will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Regardless of the validity or successful assertion of such claims, the Company could incur significant costs and diversion of resources with respect to the defense thereof, in addition to potential product redevelopment costs and delays, all of which could have a material adverse effect on the Company's business, operating results or financial condition.

     Security; Product Liability. The Company has included security features in certain of its Internet browser-enabled products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, the Company's software products may be vulnerable to break-ins and similar disruptive problems caused by Internet users. Such computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the Company's customers. Break-ins often involve hackers bypassing firewalls and misappropriating confidential information. Addressing problems caused by such third parties may require significant expenditures of capital and resources by the Company, which may have a material adverse effect on the Company's business, operating results or financial condition.

     Although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential liability for damages arising out of use of or defects in the Company's products, it is possible that such limitation of liability provisions may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any such product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. Because the Company's software products may be used in business-critical applications, a successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results or financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results or financial condition.

     General Economic and Market Conditions. Segments of the software industry have experienced significant economic downturns characterized by decreased product demand, price erosion, work slowdowns and layoffs. The Company's operations may in the future experience substantial fluctuations from period to period as a consequence of general economic conditions affecting the timing of orders from major customers and other factors affecting capital spending. Although the Company has a diverse client base, it has targeted certain vertical markets. Therefore, any economic downturns in general or in the targeted vertical segments in particular would have a material adverse effect on the Company's business, operating results and financial condition.


     Control by Existing Stockholders. Immediately after the closing of the Company's IPO (as defined herein) (based on shares outstanding at July 31, 1997), 61.4% of the outstanding Common Stock was held by the directors and executive officers of the Company, together with certain entities affiliated with them, assuming no exercise of outstanding stock options. As a result, these stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of all directors and approval of significant corporate transactions. In addition, C. Edward McVaney, Robert C. Newman and Jack L. Thompson (the "Founders") have entered into an Amended and Restated Stockholders Agreement with the Company, which provides that Messrs. Newman and Thompson must cast their votes in the same proportion as the votes cast by Mr. McVaney with respect to certain significant corporate issues, such as any revision of the Company's Certificate of Incorporation; any merger, consolidation, share exchange or similar event; any sale or other disposition of all or substantially all of the Company's assets; any dissolution or liquidation of the Company; or bankruptcy filing for the Company. As a result, Mr. McVaney has substantial control over the approval of such matters. In addition, each Founder must vote for the election of each of the other Founders to the Company's Board of Directors or a designee appointed by such other Founder.


     Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws and certain provisions of Delaware law could delay or make difficult a merger, tender offer or proxy contest involving the Company. The authorized but unissued capital stock of the Company includes 5,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may in the future issue a series of preferred stock, without further stockholder approval, that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. In addition, the Company's Amended and Restated Certificate of Incorporation includes provisions that create a classified board of directors. Further,
Section 203 of the General Corporation Law of the State of Delaware (as amended from time to time, the "DGCL"), which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. Any of the foregoing could adversely affect holders of the Common Stock or discourage or make difficult any attempt to obtain control of the Company.

     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after the Company's initial public offering (the "IPO") could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of the IPO (based on shares outstanding at July 31, 1997), the Company had outstanding an aggregate of 91,974,914 shares of Common Stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 75,884,910 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the Restricted Shares will be available for sale in the public market as follows:
(i) 515,830 shares in addition to the shares offered hereby will be eligible for immediate sale on the date of this Prospectus; (ii) 135,240 shares will be eligible for sale beginning 90 days after the date of this Prospectus; (iii) 75,224,600 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus; and (iv) 9,240 shares will be eligible for sale thereafter upon expiration of their respective one-year holding periods. Notwithstanding the above, the Company's ESOP, in which 8,706,040 shares are held as of the date of this Prospectus, obligates the trustees thereof to distribute at scheduled distribution dates shares held therein to a beneficiary following the cessation of his or her employment with the Company. The next scheduled distribution date will not occur until March 30, 1998. Following such distribution, the shares so distributed will be immediately available for sale in the public market to the extent they are not held by Affiliates. All officers and directors and certain stockholders and certain option holders of the Company have agreed not to offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.


     No Prior Public Market; Possible Stock Price Volatility. Prior to the IPO, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the IPO. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholders, and the representatives of the Underwriters based on several factors and may not be indicative of the future market price of the Common Stock after this offering. The market price of the Company's Common Stock is likely to be highly volatile and may be subject to significant fluctuations in response to actual or anticipated variations in quarterly operating results and other factors, such as announcements of technological innovations, new products or new contracts by the Company or its competitors, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in earning estimates or recommendations by securities analysts, general market conditions or other events. In addition, equity markets have also experienced extreme volatility that has particularly affected the market prices of equity securities of many high technology companies and that has often been unrelated or disproportionate to the operating performance of such companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may result in material adverse effects on the market price of the Company's Common Stock. There can be no assurance that the market price for the Company's Common Stock will not decline below the initial public offering price. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results or financial condition.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

     None of the Selling Stockholders is an executive officer or director of the Company. The Selling Stockholders do not beneficially own, individually or in the aggregate, more than 1% of the outstanding Common Stock of the Company prior to this offering. The following table shows the names of the Selling Stockholders and the number of Shares to be sold by them pursuant to this
Prospectus:


                                                                NO. OF
                            NAME                                SHARES
                            ----                              -----------
James D. Anderson...........................................      5,600
Gina Ashby..................................................      4,200
Donna J. Baily..............................................      5,600
Koen Bas....................................................      3,500
Rick Byrne..................................................     11,200
C. Frederick Clark..........................................      2,800
Timothy Davis...............................................        700
Marcelo Gabriel Di Rosa.....................................      7,700
Glenn Erickson..............................................      5,600
Jim Evans...................................................      1,400
Aubrey Evens................................................      2,800
Greg Everett................................................      3,547
Laurent F. Ferrere, II......................................     11,200
Mark R. Fleet...............................................      4,200
Kimberly Foos...............................................      4,200
Irving Frank................................................      2,800
John P. Greer...............................................        700
David W. Hill, Jr. .........................................      8,400
Leslie Hoyt.................................................        700
Chris Jobson................................................      2,100
Scott Johnson...............................................      7,700
Mary K. Lehman..............................................      2,100
Denise Letzler..............................................      2,800
William Maloney.............................................        700
Jim McLoughlin..............................................      2,100
Christopher Mongovan........................................      8,400
Michael F. Murphy...........................................      4,200
Joseph N. O'Toole...........................................      8,400
David Packer................................................      2,100
Michael G. Powders..........................................      1,400
Estate of Charles T. Pritchard..............................        700
Diane Raizen-Stone..........................................      1,400
Mark Rutherford.............................................      2,800
David Siebert...............................................      8,400
Robert Siniscalchi..........................................      5,600
Stuart Tolen................................................      1,400
Mark H. Williams............................................      2,100
Gordon Wilson...............................................      4,200
John D. Woodburn............................................        800
                                                                -------
          Total.............................................    156,247

                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the Shares from time to time in the over-the-counter market and that sales will be made at prices prevailing in the public market at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the Selling Stockholders may choose to dispose of the Shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if such broker acts as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

     The Company has advised the Selling Stockholders that the anti-manipulative rules of Regulation M under the Exchange Act may apply to sales in the market and has informed them of the possible need for delivery of copies of this Prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     If applicable, upon the Company's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling Stockholders to such broker-dealer(s), and, where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus. Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. There can be no assurance that the Selling Stockholders will sell any or all of the Shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the J.D. Edwards & Company Registration Statement on Form S-1 (Registration No. 333-30701), in the form declared effective on September 23, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

======================================================

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................   2
Information Incorporated By
  Reference...........................   2
The Company...........................   3
Forward-Looking Statements............   3
Risk Factors..........................   4
Use of Proceeds.......................  15
Selling Stockholders..................  15
Plan of Distribution..................  16
Legal Matters.........................  16
Experts...............................  16

======================================================
======================================================

                             J.D. EDWARDS & COMPANY

                                 156,247 SHARES


                                       OF

                                  COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                December 8, 1997


======================================================

                     REGISTRATION STATEMENT ON FORM S-8/S-3

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents and information previously filed with the Securities and Exchange Commission by J.D. Edwards & Company (the "Company") are hereby incorporated by reference in this Registration Statement:

          (1) The Company's Registration Statement on Form S-1 (file no. 333-30701) under the Securities Act of 1933, as amended (the "Securities Act"), in the form declared effective on September 23, 1997, including the Prospectus dated September 23, 1997 as filed by the Company pursuant to Rule 424(b) on September 24, 1997.

          (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed September 19, 1997 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and declared effective September 23, 1997.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred. The foregoing description is qualified in its entirety by reference to the more detailed provisions of Section 145 of the DGCL.

     Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of
Section 174 of the DGCL or (iv) obtains an improper personal benefit.

     In accordance with the DGCL, the Registrant's Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of its directors for monetary damages for breach of their fiduciary duty to the fullest extent permitted by the DGCL now, or as it may hereafter be amended.

     In addition, as permitted by the DGCL, the Registrant's Bylaws provide that
(i) the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises at the Registrant's request, to the fullest extent permitted by Delaware law; (ii) the Registrant may indemnify its employees and agents to the maximum extent permitted by Delaware law; (iii) the Registrant is required to advance expenses incurred by its directors and officers in connection with defending a proceeding (except that a director or officer must undertake to repay any advances if it should ultimately be determined that the director or officer is not entitled to indemnification); (iv) the rights conferred in the Bylaws are not exclusive; and
(v) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects any director or officer.

     The Registrant maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act. The Registrant also intends to enter into indemnification agreements with its directors and officers prior to the closing of this offering that provide the maximum indemnity allowed to directors and officers by the DGCL and the Registrant's Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     The issuance of the Shares being offered by the Form S-3 resale prospectus were deemed exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.1           J.D. Edwards & Company 1992 Incentive Stock Option Plan
                            (which is incorporated herein by reference to Exhibit
                            10.16 to the Registrant's Registration Statement on Form
                            S-1 (Registration No. 333-30701), as amended,
                            ("Registrant's Form S-1")).
           4.2           J.D. Edwards & Company 1992 Nonqualified Stock Option Plan
                            (which is incorporated herein by reference to Exhibit
                            10.17 to the Registrant's Form S-1).
           4.3           J.D. Edwards & Company 1997 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 10.21 to the
                            Registrant's Form S-1).
           4.4           J.D. Edwards & Company 1997 Employee Stock Purchase Plan
                            (which is incorporated herein by reference to Exhibit
                            10.20 to the Registrant's Form S-1).
           4.5           J.D. Edwards & Company 1997 Employee Stock Purchase Plan for
                            Non-U.S. Employees (which is incorporated herein by
                            reference to Exhibit 10.23 to the Registrant's Form S-1).
           5.1           Opinion of counsel as to legality of original issuance
                            securities being registered.
          23.1           Consent of counsel (contained in Exhibit 5.1).
          23.2           Consent of Price Waterhouse LLP.
          24.1*          Power of Attorney (included as part of the signature page of this registration statement).


---------------


* Previously filed.

ITEM 9. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-8/S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 5th day of December 1997.


                                            J.D. EDWARDS & COMPANY

                                            By:  /s/ RICHARD G. SNOW, JR.
                                              ----------------------------------
                                                  Name: Richard G. Snow, Jr.
                                                Title: Vice President, General
                                                     Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, Post-Effective Amendment No. 1 to the Registration Statement on Form S-8/S-3 has been signed on the 5th day of December 1997 by the following persons in the capacities indicated:



                      SIGNATURE                                            TITLE
                      ---------                                            -----

                 C. EDWARD MCVANEY*                    Chairman of the Board of Directors, President
-----------------------------------------------------    and Chief Executive Officer (principal
                  C. Edward McVaney                      executive officer)

                  RICHARD E. ALLEN*                    Chief Financial Officer, Vice President,
-----------------------------------------------------    Finance and Administration and Director
                  Richard E. Allen                       (principal financial officer)

                  PAMELA L. SAXTON*                    Vice President of Finance, Controller and
-----------------------------------------------------    Chief Accounting Officer (principal
                  Pamela L. Saxton                       accounting officer)

                  ROBERT C. NEWMAN*                    Director
-----------------------------------------------------
                  Robert C. Newman

                                                       Director
-----------------------------------------------------
                  Jack L. Thompson

                  GERALD HARRISON*                     Director
-----------------------------------------------------
                   Gerald Harrison

                                                       Director
-----------------------------------------------------
                   Delwin D. Hock

                HARRY T. LEWIS, JR.*                   Director
-----------------------------------------------------
                 Harry T. Lewis, Jr.

                                                       Director
-----------------------------------------------------
                  Michael J. Maples

                                                       Director
-----------------------------------------------------
                  Trygve E. Myhren

            *By: /s/ RICHARD G. SNOW, JR.
  ------------------------------------------------
                Richard G. Snow, Jr.
                 (Attorney-in-fact)

                             J.D. EDWARDS & COMPANY

                     REGISTRATION STATEMENT ON FORM S-8/S-3

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           4.1           J.D. Edwards & Company 1992 Incentive Stock Option Plan
                            (which is incorporated herein by reference to Exhibit
                            10.16 to the Registrant's Registration Statement on Form
                            S-1 (Registration No. 333-30701), as amended,
                            ("Registrant's Form S-1"))
           4.2           J.D. Edwards & Company 1992 Nonqualified Stock Option Plan
                            (which is incorporated herein by reference to Exhibit
                            10.17 to the Registrant's Form S-1)
           4.3           J.D. Edwards & Company 1997 Equity Incentive Plan (which is incorporated herein by reference to Exhibit 10.21 to the
                            Registrant's Form S-1)
           4.4           J.D. Edwards & Company 1997 Employee Stock Purchase Plan
                            (which is incorporated herein by reference to Exhibit
                            10.20 to the Registrant's Form S-1)
           4.5           J.D. Edwards & Company 1997 Employee Stock Purchase Plan for
                            Non-U.S. Employees (which is incorporated herein by
                            reference to Exhibit 10.23 to the Registrant's Form S-1)
           5.1           Opinion of counsel as to legality of original issuance
                            securities being registered
          23.1           Consent of counsel (contained in Exhibit 5.1)
          23.2           Consent of Price Waterhouse LLP
          24.1*          Power of Attorney (included as part of the signature page of this registration statement)


---------------


* Previously filed.